Exhibit 10.17.1
RENEWAL TERM PROMISSORY NOTE B

$5,000,000.00	Dated: January 03, 2007
     For value received, Enpath Medical, Inc., a Minnesota corporation (the “Borrower”) promises to pay to the order of M&I Marshall & Ilsley Bank (the “Bank”), at its offices in Minneapolis, Minnesota, in lawful money of the United States of America, the principal amount of Five Million and no/100 Dollars ($5,000,000.00), or if less, the aggregate unpaid principal amount of Term Note B Advances made by the Bank to the Borrower pursuant to the Loan Agreement (as defined below); together with interest on any and all principal amounts remaining unpaid hereon from the date of this Note until such principal amounts are fully paid at a fluctuating annual rate equal to 2.50% above LIBOR (as defined in the Loan Agreement). Each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in LIBOR
     The Borrower shall pay principal in 84 monthly installments payable on the last day of each month starting on April 30, 2007 and continuing on the last day of each month thereafter until March 31, 2014 when all remaining principal and accrued interest shall be due and payable in full. The monthly installment shall be equal to 1/84th of the principal balance of this Note on March 31, 2007. The Borrower shall pay accrued interest on this Note on the last day of each month starting on December 31, 2006 and at maturity.

     This Note is Term Note B referred to in, and is entitled to the benefits of, the Revolving Credit and Term Loan Agreement dated as of October 17, 2003, as amended (the “Loan Agreement”) between the Borrower (under its former name of MedAmicus, Inc.) and the Bank, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated events, for an increase to the interest rate upon the happening of certain stated events, and for prepayments of the principal amount due under this Note upon stated terms and conditions.
     This Note is a renewal and replacement of a $4,000,000.00 promissory note dated as of August 22, 2006 from the Borrower to the Bank which prior note remains unpaid but the principal balance of which has been incorporated into this Note.

Enpath Medical, Inc.

By

Its

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